Exhibit 99.1

News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price

330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704
FOR IMMEDIATE RELEASE
#23721fi.509
Goodyear Announces Pricing of $1 Billion of Senior Notes
     AKRON, Ohio, May 6, 2009 – The Goodyear Tire & Rubber Company today announced that it has priced its offering of $1 billion aggregate principal amount of 7-year senior notes. The notes will be senior unsecured obligations of the company. They will be sold at 95.846% of the principal amount and will bear interest at a rate of 10.5%. Goodyear expects the offering to close on May 11, 2009, subject to customary closing conditions.
     The offering was increased from a previously announced offering size of $500 million.
     Goodyear intends to use the net proceeds from this offering, together with current cash and cash equivalents and unused availability under its credit facilities, for general corporate purposes, which will include the repayment on or prior to maturity of $500 million in aggregate principal amount of its senior floating rate notes due December 1, 2009.
     J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. served as joint book-running managers for the offering.
     A shelf registration statement was filed with the U.S. Securities and Exchange Commission and became automatically effective upon filing on May 5, 2009. The offering of the notes may be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from:

J.P. Morgan Securities Inc.	Citigroup Global Markets Inc.
Syndicate Desk — Michael Rutherford	David Lewis
270 Park Ave.	390 Greenwich St., 1st Floor
New York, NY 10017	New York, NY 10017
telephone: 800-245-8812	telephone: 212-723-6020

Deutsche Bank Securities Inc.	Goldman, Sachs & Co.
Meirav Azoulay	Prospectus Department
60 Wall Street, 2nd Floor	85 Broad St.
New York, NY 10005	New York, NY 10004
telephone: 212-250-7902	telephone: 212-902-9316

The Goodyear Tire & Rubber Company
Investor Relations Department
1144 E. Market St.
Akron, OH 44316
telephone: 330-796-3751
(more)

     This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
     Goodyear is one of the world’s largest tire companies. It employs approximately 71,000 people and manufactures its products in more than 60 facilities in 25 countries around the world.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: deteriorating economic conditions or an inability to access capital markets; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; actions and initiatives taken by both current and potential competitors; pension plan funding obligations; increases in the prices paid for raw materials and energy; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
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